Exhibit 99.1

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780-1551
Phone (631) 584-5400 Fax (631) 584-7075

F O R   I M M E D I A T E   R E L E A S E

GYRODYNE DECLARES $38.30 PER SHARE SPECIAL DIVIDEND

ST. JAMES, N.Y., November 19, 2012 – Gyrodyne Company of America, Inc. (NASDAQ:GYRO) announced today that its Board of Directors declared a special cash dividend in the amount of $56,786,644, or $38.30 per share.  The dividend is payable on December 14, 2012 to stockholders of record as of December 1, 2012.  The special dividend represents over 90% of the Company’s REIT taxable income earned through September 30, 2012.  REITs are required annually to distribute to shareholders at least 90% of their REIT taxable income in order to preserve their REIT status under the Internal Revenue Code.

In July 2012, the Company received $167,530,657 from the State of New York in payment of the judgments in the Company’s favor in the Company’s condemnation litigation with the State, of which $98,685,000 is deferred for income tax purposes and $68,845,657 is considered REIT taxable income in the current year.  As a result, the Board determined that it was in the best interests of shareholders to distribute $56,786,644 in the form of a cash dividend.  The declaration of the dividend also requires a cash payment to participants of the Company’s Incentive Compensation Plan in the aggregate amount of $4,213,000 to be allocated and paid to Plan participants in accordance with Plan rules.

 In accordance with Section 1033 of the Internal Revenue Code, the Company has deferred recognition of the $98,685,000 gain on the condemnation of its real property for income tax purposes.  The Company previously applied for and received an additional approved Internal Revenue Service extension of time to replace the condemned property with like-kind property by April 30, 2014.  If the Company replaces the condemned property with like-kind property by April 30, 2014 (or such extended period approved by the IRS at its discretion), recognition of the gain is deferred until the newly acquired property is disposed of.

Paul Lamb, Chairman of the Board of Gyrodyne, said, “Today’s dividend declaration marks an important milestone in Gyrodyne’s strategic plan.  Over the past few years, Gyrodyne has positioned itself for one or more liquidity events that will maximize shareholder value.  The ability to share the fruits of the condemnation award directly with our shareholders is extremely gratifying.  We look forward to implementing and executing additional events that will provide liquidity and value to our shareholders.”

There can be no assurance concerning the type, form, structure, nature, results, timing or terms and conditions of any transaction that may result from the Company’s strategic process or that a transaction will occur at all.  Gyrodyne does not intend to disclose developments regarding the process unless and until the Board of Directors has approved a definitive course of action.

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area.  Gyrodyne owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans.  Gyrodyne also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia.  Gyrodyne is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,700 plus acre property in Palm Beach County, Florida, also the subject of development plans.  Gyrodyne’s common stock is traded on the NASDAQ Stock Market under the symbol GYRO.  Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute “forward-looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “estimates,” “believes,” “seeks,” “could,” “should,” or “continue,” the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives.  Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne’s SEC reports.

Contact:  Naveen Bhatia, Chairman of the Strategic Alternatives Committee of the Board of Directors, Gyrodyne Company of America, Inc., (631) 584-5400.